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                                                                  EXHIBIT 23.2

The Board of Directors
PHH Corporation:


We consent to the incorporation by reference in the Registration Statement of Cendant Corporation on Form S-8 of our report dated April 30, 1997, with respect to the consolidated balance sheets of PHH Corporation and subsidiaries (the "Company") at December 31, 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended
December 31, 1996 and January 31, 1996, before the restatement related to the merger of Cendant Corporation's relocation business with the Company and reclassification to conform to the presentations used by Cendant Corporation which report is included in the Annual Report on Form 10K/A of Cendant Corporation for the year ended December 31, 1997, incorporated by reference in the Registration Statement.


                                         KPMG Peat Marwick LLP

Baltimore, Maryland
December 18, 1998